Exhibit 10.1
AMENDMENT AGREEMENT
THIS AMENDMENT AGREEMENT (this “Agreement”) is dated as of June 29, 2011 and made by and between:
(1)	private persons, corporations and private equity funds listed in Appendix A (“Sellers”); and

(2)	American Superconductor Corporation, a corporation incorporated and existing under the laws of Delaware, United States, having its principal place of business at 64 Jackson Road Devens, MA 01434, United States (“Purchaser”).
(Each also referred to as “Party” or together as “Parties”)
WHEREAS
(A)	On March 12, 2011, the Parties entered into a share purchase agreement (the “SPA”) regarding the sale and purchase of the shares in The Switch Engineering Oy.

(B)	On April 5, 2011, Purchaser issued a press release stating that Sinovel Wind Group Co., Ltd., Purchaser’s key customer, had refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that Purchaser was prepared to deliver.

(C)	On May 31, 2011, Purchaser issued a press release stating, among other matters, that Purchaser is currently reviewing options to secure additional financing to enable the company to complete its acquisition of The Switch Engineering Oy. Purchaser has informed Sellers that it will need additional time to complete the required financing and has proposed to Sellers that the SPA be amended and the Closing Date (as defined in the SPA) deferred.

(D)	The Parties acknowledge that pursuant to Section 12.10 of the SPA, any amendment to the SPA shall be in writing and shall have no effect before signed by the duly authorized representatives of each Party.

(E)	The Parties hereby wish to agree to amend the SPA in accordance with the terms and conditions of this Agreement.

(F)	Simultaneously with this Agreement, the Parties have entered into an amendment agreement in respect of the Stockholders Agreement attached hereto as Exhibit 1.

(G)	Upon the execution of this Agreement, Purchaser shall pay to Sellers the Advance Payment (as defined below).

(H)	All capitalized terms not defined in this Agreement shall have the same meaning as ascribed to them in the SPA.

NOW, THEREFORE, IT IS AGREED:
1. AMENDMENTS TO THE SPA
1.1 Section 1 (Definitions)
The following definitions shall be deemed to be included in Section 1 of the SPA:

“Advance Payment”	means an advance payment of EUR fourteen million two hundred fifty thousand (14,250,000) by Purchaser to Sellers upon the execution of the Amendment Agreement, being a part of the Purchase Price and reducing the cash portion of the Payment to be made at Closing, and constituting a termination fee to Sellers in the event this Agreement is terminated pursuant to Section 6.6 (i) by Sellers or Purchaser upon the occurrence of the Failed Financing Event or (ii) by Purchaser upon the occurrence of a Material Adverse Effect.

“Amended and Restated Stockholders’ Agreement”	means the Stockholders’ Agreement dated March 12, 2011 and as amended as of the date hereof.

“Amendment Agreement”	means the amendment agreement among the Parties executed on June 29, 2011 amending certain terms of this Agreement.

“Purchaser Financing”	means the issuance of convertible notes, stock or other instruments or obtaining of other forms of financing, as determined by Purchaser, resulting in a minimum of USD 100 million in net cash available to Purchaser post-financing and post-Closing for working capital purposes.
1.2 Section 4.1 (Purchase Price)
The first paragraph of Section 4.1 of the SPA is hereby amended to read as follows:
“The Purchase Price for the Shares owned and held by Sellers shall be the aggregate of (i) EUR one hundred and ninety million (190,000,000) and (ii) in the event Closing occurs after September 1, 2011, interest at an annual rate of 4.00% on EUR one hundred eighteen million seven hundred fifty thousand (118,750,000), representing the cash portion of the Purchase Price less the Advance Payment, accruing from September 1, 2011 until the Closing Date (inclusive) (the “Purchase Price”).”
1.3 Section 4.2 (Payment of Purchase Price)
The first paragraph of Section 4.2 of the SPA is hereby amended to read as follows:
“Upon the execution of the Amendment Agreement, Purchaser shall pay an amount equal to the Advance Payment in cash to Sellers’ joint bank account at Skandinaviska

Enskilda Banken AB (publ) Helsinki Branch, IBAN number FI1233010001103217 and BIC/SWIFT code ESSEFIHX.

At Closing, Purchaser shall pay
(i) EUR one hundred and seventy-one million (171,000,000), i.e. ninety per cent (90%) of the Purchase Price in cash to Sellers’ joint bank account at Skandinaviska Enskilda Banken AB (publ) Helsinki Branch, IBAN number FI1233010001103217 and BIC/SWIFT code ESSEFIHX, and in unregistered shares of Purchaser Common Stock delivered in accordance with this Section 4.2 (jointly, the “Payment”). The amount equal to the Advance Payment paid by Purchaser to Sellers upon the execution of the Amendment Agreement shall be applied towards to cash portion of the Purchase Price payable at Closing.

(ii) EUR nineteen million (19,000,000), i.e. ten per cent (10%) of the Purchase Price, in cash and in unregistered shares of Purchaser Common Stock at Closing to escrow (the “Escrow Payment”) delivered in accordance with this Section 4.2 and Section 4.4 below.”
Section 4.2(a) of the SPA is hereby amended to read as follows:
“(a) Sellers other than the Directors and the Minor Sellers will receive approximately 73% of their portion of the Purchase Price in cash and approximately 27% in unregistered shares of Purchaser Common Stock, and the Directors will receive approximately 40% of their portion of the Purchase Price in cash and approximately 60% in unregistered shares of Purchaser Common Stock (subject to certain restrictions pursuant to the Stockholders’ Agreement) as set forth in Appendix 4.2. The number of shares of Purchaser Common Stock to be issued and delivered as part of the Payment to such Sellers at Closing will be calculated on the basis of (i) the average closing price of shares of Purchaser Common Stock in the Nasdaq Global Market during the twenty (20) trading-day period ending on the second (2nd) Business Day in the United States preceding the Closing Date and (ii) the USD/EUR exchange rate published in Financial Times (European print edition) on the second Business Day preceding the Closing Date. The Parties shall jointly prepare a calculation of the cash and the number of shares of Purchaser Common Stock to be paid to each such Seller on the last Business Day preceding the Closing Date.”
Appendix 4.2 of the SPA is amended as set forth in Exhibit 2.
Section 4.2(b) of the SPA is hereby deleted in its entirety and the numbering of Section 4.2(c) is therefore changed to Section 4.2(b). All references in the SPA to Sections 4.2(b) and 4.2(c) shall hereby refer to Sections 4.2(a) and 4.2(b), respectively.
The last paragraph of Section 4.2 of the SPA is hereby amended to read as follows:
“In the event that the total number of shares of Purchaser Common Stock issuable pursuant to this Section 4.2 would exceed 19.9% of the total number of shares of Purchaser Common Stock outstanding prior to such issuance, no shares of Purchaser Common Stock exceeding such amount will be issued and the deficiency in such portion of the Purchase Price (the “Shortfall Amount”) will be paid by Purchaser as follows: (i) to the Minor Sellers, in cash; (ii) to Sellers other than the Minor Sellers, by delivering to such Sellers at Closing an unsecured promissory note with nominal amount equal to the Shortfall Amount and accruing interest from the Closing Date until the repayment of such note on the first (1st) Business Day after the first anniversary of the Closing Date at the rates specified in the form of such promissory note, which is attached to the Amendment Agreement as Exhibit 3.”
1.4 Section 4.4 (Escrow Arrangement)
Each reference in Section 4.4 of the SPA to the Release Date being twelve (12) months after the Closing Date shall be deleted and replaced by a reference to the Release Date being June 10, 2012.
1.5 Section 6.1 (Closing)
The first paragraph of Section 6.1 of the SPA is hereby amended to read as follows:
“The Closing shall take place on the tenth (10th) Business Day from the date on which Purchaser has informed in writing Sellers that the Purchaser Financing has been completed and proceeds paid to Purchaser, provided that all the other conditions precedent for Closing as set forth in Section 6.3 (as amended under the Amendment Agreement) (other than deliveries agreed to occur at Closing) have been fulfilled or duly waived (the “Closing Date”).”
1.6 Section 6.2 (Sellers’ Conditions Precedent)
Section 6.2 of the SPA is hereby amended to read as follows:
“The obligation of Sellers to consummate the transactions to be performed by them in connection with Closing is subject to satisfaction of the following conditions:
6.2.1	Purchaser shall have prepared and completed the conversion in EDGAR form for filing with the SEC of the Shelf Registration Statement that complies in all material respects with the applicable requirements of the Securities Act, Purchaser’s counsel shall have prepared the Blanket Opinion in draft form and Purchaser shall have provided a copy of such Shelf Registration Statement in EDGAR form and draft Blanket Opinion to Sellers not later than one (1) Business Day prior to the Closing Date (the Parties acknowledge that this condition shall be deemed to be satisfied even if such documents omit information regarding the number of shares to be registered and other information derived therefrom or omit information to be obtained from selling securityholder questionnaires); capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Stockholders’ Agreement; and

6.2.2	Due fulfilment by Purchaser of its respective deliveries at Closing as set forth in Section 6.4.
Sellers may, at their sole discretion, waive any and all of the conditions specified in this Section 6.2 at or prior to Closing.”

1.7	Section 6.3 (Purchaser’s Conditions Precedent)
Section 6.3 of the SPA is hereby amended to read as follows:
“The obligation of Purchaser to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:
6.3.1	All of the agreements and covenants of Sellers in Section 2.1 (Ownership), Section 5 (Transfer of Title and Assignment), Section 6.6 (Reasonable Efforts to Close), Section 11.4 (Ordinary Course of Business), Section 11.5 (Obligation to Inform), Section 11.6 (Access to Information) and Section 11.7 (U.S. GAAP Financial Statements) to be performed prior to Closing pursuant to this Agreement shall have been duly performed in all material respects. In case of a material breach of the above listed agreements and covenants, Sellers shall have the right to fulfil this condition if Sellers remedy and rectify the breach within ten (10) Business Days after the breach or, in case the breach cannot be or is not rectified, but the breach can be quantified in money and thus rectified by compensating the Purchaser, indemnify Purchaser at Closing for such breach on a euro-for-euro basis by a reduction in the cash portion of the Purchase Price or a cash payment to Purchaser With respect to Section 11.7 (U.S. GAAP Financial Statements), it is understood and accepted that Sellers shall always have not less than twenty (20) days after the end of the relevant calendar quarter to deliver the U.S. GAAP Financial Statements;

6.3.2	No Material Adverse Effect shall have occurred between Signing and Closing; and

6.3.4	Due fulfilment by Sellers of their respective deliveries at Closing as set forth in Section 6.4 below.
Purchaser may, at its sole discretion, waive any and all of the conditions specified in this Section 6.3 at or prior to Closing.”
1.8 Section 6.6 (Reasonable Efforts to Close)
The second paragraph of Section 6.6 of the SPA is hereby amended to read as follows:
“If Closing has not taken place on or before September 30, 2011 or ten (10) Business Days thereafter in case of a breach and/or failure to remedy by Sellers under Section 6.3.1 (the “Long-Stop Date”), the Parties shall have the right (subject to the last paragraph of this Section 6.6) to terminate this Agreement as follows:
(i)	Sellers shall have the right to terminate this Agreement without incurring any liabilities towards Purchaser (A) if the conditions precedent set forth in Section 6.2 have not been fulfilled or waived as a result of Purchaser’s failure to satisfy such conditions precedent and such failure constitutes a material breach of Purchaser’s undertakings agreed in the SPA or (B) if Purchaser has not informed Sellers that the Purchaser Financing has been completed and proceeds paid to Purchaser (the “Failed Financing Event”), provided that Sellers have complied with their obligations under Section 11.7. If Sellers terminate this Agreement pursuant to this paragraph (i), Purchaser will forfeit the Advance

Payment paid upon the execution of this Agreement and the Parties shall have no right to make any further claims against each other.

(ii)	Purchaser shall have the right to terminate this Agreement without incurring any liabilities towards Sellers or the Group Companies (A) if the conditions precedent set forth in Section 6.3 have not, subject to Sellers’ right to remedy and rectify under Section 6.3.1, been fulfilled or waived (and in the case of Section 6.3.3 if such failure also constitutes a material breach of Sellers’ undertakings agreed in the SPA) or (B) upon a Failed Financing Event. If Purchaser terminates this Agreement because the condition precedent set forth in Section 6.3.2 has not been fulfilled or upon a Failed Financing Event, Purchaser will forfeit the Advance Payment paid upon the execution of this Agreement. In case of termination by Purchaser under sub-section (A) above, Sellers shall have no right to make any further claims against Purchaser, including for reimbursement of expenses incurred in connection with the transaction, and in case of termination under sub-section (B) above, the Parties shall have no right to make any further claims against each other, including for reimbursement of expenses incurred in connection with the transaction. If Purchaser terminates this Agreement because the conditions precedent set forth in Section 6.3 (excluding Section 6.3.2) have not been fulfilled, subject to Seller’s right to remedy and rectify under Section 6.3.1, Sellers shall return the Advance Payment within seven (7) Business Days after having received Purchaser’s written termination notice. For the sake of clarity the Purchaser is not entitled to terminate this Agreement under sub-section (A) above in case Sellers’ breach of the agreements and covenants under Section 6.3.1 is not material or is rectified, remedied or compensated by Sellers in accordance with Section 6.3.1. For the avoidance of doubt, it is expressly stated and acknowledged by the Parties that nothing stated in Section 6.6 shall constitute an obligation for Sellers to indemnify Purchaser in case of the Failed Financing Event.
In the event Closing has not taken place on or before the Long-Stop Date as a result of pending Purchaser Financing, the Long-Stop Date shall be extended upon Purchaser’s written notice to Sellers by no more than two one-month periods in time, provided that Purchaser informs Sellers that preparations to obtain the Purchaser Financing are pending and that Purchaser still expects to receive the Purchaser Financing.”
1.9 Section 7 (Representations and Warranties of Sellers)
The fourth paragraph of Section 7 of the SPA is hereby amended to read as follows:
“Sellers may, at the latest two (2) Business Days prior to the date of the Amendment Agreement, deliver to Purchaser updates to the Disclosure Letter in the form of an updated disclosure letter (“Updated Disclosure Letter”) in order to disclose or take into account facts, matters or circumstances which have arisen or occurred after the date of this Agreement and which, if existing or occurring as of the date hereof, would have been required to be set forth in this Agreement or in the Disclosure Letter as an exception of the Warranties. The Updated Disclosure Letter shall have the same effect as the Disclosure Letter pursuant to this Agreement.”

1.10 Section 9.1 (Indemnity of Purchaser)
The second paragraph of Section 9.1 of the SPA is hereby amended to read as follows:
“For the sake of clarity it is stated here and agreed hereby that any amount payable by Sellers to Purchaser under this Section 9 shall be paid primarily and first from the Escrow Account pursuant to the terms of the Escrow Agreement. It is expressly agreed that as of June 10, 2012 the Warrantors shall solely assume liability for the Warranties granted and for possible Claims presented by Purchaser after such date under this Agreement and the other Sellers shall thus be released from liability under this Agreement as per such date other than in respect of Claims made prior to such date.”
1.11 Section 9.2.2 (Time Limitations)
Section 9.2.2 of the SPA is hereby amended to read as follows:
“No Claim shall be brought against Sellers and Sellers shall not be liable in respect of any Claim unless notice in writing of any such Claim (accompanied by all relevant particulars thereof specifying the nature of the breach, the estimated amount claimed in respect thereof and all such other information as is available to Purchaser as is reasonably necessary to enable Sellers to assess the merits of the Claim, to act to preserve evidence and to make such provision as Sellers may consider necessary) has been given to Sellers within sixty (60) days from the date Purchaser became aware of the circumstances giving rise to such Claim and in any event not later than June 10, 2012, provided that Purchaser shall not be precluded from making a Claim after such 60-days period prior to June 10, 2012 in the event and to the extent that Purchaser’s failure to notify in such time has not aggravated to any extent the Loss that is subject to the Claim or made it from an objective perspective commercially or technically unreasonable to rectify the breach of the Claim.

However, (i) Claims under Section 7.10 (Intellectual Property Rights), Section 7.12 (Environmental matters) and Section 7.20(b) (Anti-Bribery Laws) shall be presented no later than June 10, 2013, (ii) Claims under Section 7.9 (Taxes) shall be presented no later than six (6) months from the date upon which the applicable statutory limitation periods expire, and (iii) Claims under Section 7.1 (Ownership of Shares and Authority of Sellers) and Section 7.2 (Existence) and due to fraud or wilful misconduct by Sellers shall be presented no later than June 10, 2016.”
1.12 Section 9.3 (Joint and Several Liability)
The second paragraph of Section 9.3 of the SPA is hereby amended to read as follows:
“To the extent Sellers may be held liable for any Claims presented after June 10, 2012 and/or to the extent Sellers may be held liable for Claims exceeding the Escrow Payment, the Warrantors shall as of June 10, 2012 onwards be liable for such possible Claims. The Warrantors’ liability as of such date for any breaches of Warranties shall be several and not joint and calculated in proportion to their holding of Shares.”
1.13	Section 11.7 (U.S. GAAP Financial Statements)
Section 11.7 of the SPA is hereby amended to read as follows:

“Sellers undertake to procure that the Company (i) prepares at its cost the U.S. GAAP Financial Statements (as defined below) as soon as reasonably possible after the date of the Amendment Agreement, (ii) consults with Purchaser and its accountants in preparing such US GAAP Financial Statements and, to the extent reasonable, take into consideration any comments Purchaser and its accountants may have, and (iii) delivers such U.S. GAAP Financial Statements to Purchaser no later than twenty (20) days after the end of the relevant calendar quarter. For the purposes of this Section 11.7 the “U.S. GAAP Financial Statements” shall mean, the financial statements of Company (prepared in the same manner as the previous financial statements prepared and provided by the Company and accepted by Purchaser) required to be included in, or necessary for the preparation of the pro forma financial information required to be included in, the Shelf Registration Statement (as defined in the Stockholders Agreement) or Purchaser’s current report on its Form 8-K reporting the consummation of the transactions contemplated hereby.”
1.14 Section 11.8 (Ordinary Course of Business of Purchaser)
The provision (C) in paragraph (iv) of Section 11.8 of the SPA is hereby amended to read as follows:
(C) issuing shares in capital stock, convertible notes or other equity instruments of Purchaser in connection with the Purchaser Financing or in connection with any merger, acquisition or purchase of all or a substantial portion of the assets of any Person other than the Company.
1.15 Appendix 4.2 of the SPA
With effect from the date of this Agreement, Appendix 4.2 (Payment and Allocation of Purchase Price) of the SPA shall be replaced in its entirety with a new appendix which has been attached to this Agreement as Exhibit 4.
2. OTHER TERMS
All other terms of the SPA not amended by this Agreement shall continue to remain in full force and effect as set forth therein and shall apply to the matters agreed in this Agreement
[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
PURCHASER:
AMERICAN SUPERCONDUCTOR CORPORATION

/s/ Daniel P. McGahn Daniel P. McGahn
President and Chief Executive Officer

SELLERS:

POWER FUND I KY	POWER FUND II KY

/s/ Veijo Karppinen Veijo Karppinen	/s/ Veijo Karppinen Veijo Karppinen

VACON PLC GMBH	SEMIKRON INTERNATIONAL

/s/ Vesa Laisi Vesa Laisi	/s/ Veijo Karppinen (by proxy) Dirk Heidenreich

START FUND I KY

/s/ illegible (by proxy) Henri Grundstén	/s/ Dag Sandås (by proxy) Jukka-Pekka Mäkinen

/s/ Dag Sandås Dag Sandås	/s/ Dag Sandås (by proxy) Pertti Kurttila

/s/ Dag Sandås (by proxy) Reijo Takala	/s/ Dag Sandås (by proxy) Jari Kemppi

/s/ Dag Sandås (by proxy) Anders Troedson	/s/ Dag Sandås (by proxy) Jukka Rantanen

/s/ Veijo Karppinen (by proxy) Veijo Karppinen
on behalf of Sellers listed in Appendix A hereto

APPENDIX A
SELLERS

Power Fund I Ky
Semikron International GmbH
Vacon Oyj
Start Fund I Ky (Tesi)
Jukka-Pekka Mäkinen
Dag Sandås
Pasi Törmänen
Veli Pesonen
Reijo Takala
Jorma Laukkanen
Dejan Schreiber
Jussi Huppunen
Jarmo Alamäki
Tom O’Reilly
Juha Pyrhönen
Olli Pyrhönen
Harri Ollila
Ari Korhonen
Panu Kurronen
Kim Söderman
Marko Kristola
Arto Mäkynen
Pekka Yli-Mutka
Mika Jantunen
Sari Vallinmäki
Alpo Vallinmäki
Hanna Niemelä
Pertti Silventoinen
Ari Suutarinen
The Switch Engineering Oy
Tuula Turku
Marina Ranta
Jixiang Hao
Sergey Groshev
Anssi Lipsanen
Mikko Hämäläinen
Jussi Paakkunainen
Roman Russell
Marko Tuuha
Jussi Puranen
Karl Bond Jr
VNT Management Oy
Marianne Munkki
Ulla-Riitta Nummi

Arita Rajala
Antti Suikki
Janne Partinen
Kaj Rönnlund
Pasi Koskela
Sami Wainio
Pertti Kurttila
Zhao Ti
Ikonen Mika
Baoquan Liu
Mäntylä Mika
Pirkola Sami
Raunio Mari-Lotta
Alho Timo
Toura Matias
Koskiniemi Kari
Lehtonen Mari
Nykänen Päivi
Troedson Anders
Lipsanen Esa
Vilhu Mika
Heinonen Seppo
Autio Pekka
Ala Milla
Hertsbacka Henna
Hewitt Simon
Hiipakka Laila
Hyvärinen Jennimaria
Isotalo Esko
Koskela Mika
Lewing Raimo
Malm Markus
Miekka Jan
Pesu Pia
Pohtola Janne
Reinilä Juha
Tattari Johanna
Tattari Marika
Vepsäläinen Jari
Åberg Rosmari
Kangasmäki Timo
Jaaksi Lilja
Ahonen Mikko
Backlund Marcus
Kaakinen Otto
Koiranen Johanna
Salmela Marko
Westerberg Anders

Wei Li
ZhaoLi Song
Power Fund II
Isokangas Juha-Matti
Huovila Jukka
Xu Junjie
Kannanniemi Vesa
Tuominen Hanna
Pääkkönen Mikko
Ahvo Risto
Black Paul
Koskinen Mona
Kankaala Kari
Rantanen Jukka
Desai Piyush
Alatalo Mika
Järvelä Jyri
Isuls Maria
Alho Matti
Kemppi Jari
Reinikka Miika
Pohjola Mikko
Kettman-Kervinen Lisa
Sabine Doms
Pekka Hermunen
WeiJie Qiu
Xue Bai
Ville Sihvo
Mathias Martin
Pasi Kalervo
Jukka Viitasalo
Juha Mansikka-Aho
Ari Sippola
Xiting Zhang
Carlo Cecchi

Exhibit 1
AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
          AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated June 29, 2011, by and among American Superconductor Corporation, a Delaware corporation (the “Company”), and the Persons listed on Schedule I attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).
W I T N E S S E T H :
          WHEREAS, the Company and the Stockholders are parties to that certain Stockholders Agreement, dated March 12, 2011, among the Company and the Stockholders (the “Prior Agreement”), and the Company and the Stockholders desire to amend and restate the Prior Agreement in its entirety;
          WHEREAS, upon the consummation of the transactions contemplated by that certain Purchase Agreement, each Director and Other Stockholder will become the record and beneficial owner of that number of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), as calculated in accordance with Section 4.2(a) of the Purchase Agreement and to be reflected on Schedule I attached hereto in accordance with Section 5.4(b);
          WHEREAS, the Company and the Directors each desire to enter into this Agreement to limit the sale, assignment, transfer, encumbrance or other disposition of any Securities which may be held by the Directors from time to time and for the Directors to make certain additional representations and warranties to the Company in connection with the acquisition of Common Stock by the Directors under the Purchase Agreement as set forth in further detail below; and
          WHEREAS, the Company and the Other Stockholders each desire to enter into this Agreement for the Other Stockholders to make certain additional representations and warranties to the Company in connection with the acquisition of Common Stock by the Other Stockholders and to provide for the registration of the shares of Common Stock to be acquired by the Other Stockholders for the resale by such Other Stockholders in compliance with the Securities Act, in each case under the Purchase Agreement as set forth in further detail below.
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Prior Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I
CERTAIN DEFINITIONS
          Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” shall have the meaning set forth in the preamble to this Agreement.
          “Blanket Opinion” shall have the meaning set forth in Section 5.1(a).
          “Board” shall mean the Board of Directors of the Company.
          “Business Day” shall mean any day, other than a Saturday, Sunday or other day on which banks located in New York City, New York or Finland are authorized or required by Law to close.
          “Closing” shall mean the consummation of the transactions contemplated in the Purchase Agreement as described in Section 6 thereof.
          “Closing Date” shall have the meaning set forth in Section 6.1 of the Purchase Agreement.
          “Common Stock” shall have the meaning set forth in the second recital to this Agreement. For the avoidance of doubt, all references in this Agreement to the Common Stock include the Common Stock deposited by the Stockholders with the Escrow Agent pursuant to the Escrow Agreement.
          “Company” shall have the meaning set forth in the preamble to this Agreement.
          “Directors” shall mean those Stockholders who are designated as Directors on Schedule I hereto and shall include such other Persons who, after the date hereof, become a Stockholder hereunder and are designated as a Director upon executing this Agreement or having acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement.

          “Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the prospectus included in the Shelf Registration Statement, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of Registrable Securities at the time of sale of such Registrable Securities (including a contract of sale).
          “Escrow Agent” shall have the meaning ascribed thereto in the Escrow Agreement.
          “Escrow Agreement” shall mean that certain Escrow Agreement set forth in Appendix 1.24 to the Purchase Agreement to be executed at the Closing.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.
          “Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
          “Law” shall mean any statute, law, common law, order, ordinance, rule or regulation of any Governmental Entity.
          “Non-Accredited US Stockholders” shall mean those Stockholders with two asterisks (**) set forth next to each of their names on Schedule I attached hereto.
          “Non-US Stockholders” shall mean those Stockholders who are not US Stockholders.
          “Other Stockholders” shall mean those Stockholders who are designated as Other Stockholders on Schedule I hereto and shall include such other Persons who, after the date hereof, become a Stockholder hereunder and are designated as an Other Stockholder upon executing this Agreement or having acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement.
          “Other Stockholder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant selling Other Stockholder or used or referred to by such Other Stockholder in connection with the offering of Registrable Securities.
          “Permitted Transfer” shall have the meaning set forth in Section 2.2(a) of this Agreement.

          “Permitted Transferee” shall have the meaning set forth in Section 2.2(a) of this Agreement.
          “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or any other entity or organization, including a Governmental Entity.
          “Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of March 12, 2011 and as amended on June 29, 2011, by and among the Company and the Persons listed on Appendix A thereto, on behalf of themselves and the Persons listed on Appendix B thereto.
          “Registrable Securities” shall mean the shares of Common Stock issued by the Company to the Other Stockholders pursuant to the Purchase Agreement and any shares of capital stock of any Person issued or issuable with respect of such shares of Common Stock as a result of any stock split, stock dividend or similar event that would be automatically covered by the Shelf Registration Statement pursuant to Rule 416 under the Securities Act.
          “Regulation S” shall have the meaning set forth in Section 3.3(b) of this Agreement.
          “SEC” shall mean, at any time, the United States Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.
          “SEC Reports” shall have the meaning set forth in Section 4.1(a) of this Agreement.
          “Securities” shall mean all shares of Common Stock of the Company, all securities, directly or indirectly, convertible into or exchangeable for shares of Common Stock of the Company and all options, warrants, and other rights to purchase or otherwise, directly or indirectly, acquire from the Company shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Sellers’ Representatives” shall have the meaning set forth in Section 2.3(b) of this Agreement.
          “Selling Securityholder Questionnaire” shall have the meaning set forth in Section 5.1(a).
          “Shelf Registration Period” shall have the meaning set forth in Section 5.1(b).

          “Shelf Registration Statement” shall mean a registration statement on Form S-1 (or, if available to the Company, Form S-3) under the Securities Act, as amended and/or supplemented by all amendments, including post-effective amendments, and supplements, including prospectus supplements, thereto, covering the registration of the Registrable Securities under the Securities Act for resale by the Other Stockholders.
          “Stockholder” shall have the meaning set forth in the preamble to this Agreement, subject to Section 2.2 hereof. The term “Stockholder” shall, however, include and be limited to those Persons who are, at the Closing Date, included in the definition of Sellers in accordance with Section 2.1 of the Purchase Agreement and have executed this Agreement or have acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement. To the extent any of the Persons included in the definition of Sellers in accordance with the Purchase Agreement cease to be included in such definition on or prior to the Closing Date, such Persons shall automatically be excluded from the definition of Stockholder under this Agreement and shall immediately cease to be parties to this Agreement.
          “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.
          “Suspension Notice” shall have the meaning set forth in Section 5.1(b).
          “Suspension Period” shall have the meaning set forth in Section 5.1(b).
          “Terminated Director” shall mean any Director (a) who was terminated for individual grounds in accordance with Chapter 7, Section 2 of the Finnish Employment Contracts Act or (b) dismissed without notice due to Director’s willful acts which seriously hurt the interests of the Company or its Subsidiaries, or (c) who gives a termination notice due to a reason not attributable to a material breach by the Company or such Subsidiary of any employment agreement between such Director and the Company or such Subsidiary.
          “Transfer” shall have the meaning set forth in Section 2.1(a) of this Agreement.
          “US Stockholders” shall mean those Stockholders with one asterisk (*) or two asterisks (**) set forth next to each of their names on Schedule I attached hereto.

ARTICLE II
TRANSFER OF SECURITIES
     Section 2.1 Restrictions.
          (a) No Director shall, voluntarily or involuntarily, directly or indirectly, sell, assign, donate, hypothecate, pledge, encumber, grant a security interest in or in any other manner transfer, any Securities, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a transfer to any Person (each such action, a “Transfer”), except pursuant to a Permitted Transfer.
          (b) From and after the date hereof, all certificates or other instruments representing Securities held by each Director shall bear a legend which shall state:
“The sale, transfer, hypothecation, assignment, pledge, encumbrance or other disposition of this share certificate and the shares of Common Stock represented hereby are restricted by and are subject to all of the terms, conditions and provisions of that certain Amended and Restated Stockholders Agreement, dated June 29, 2011, as amended from time to time, by and between the Company and the stockholders party thereto, which agreement is on file at the principal office of the Company.”
          (c) All certificates representing Securities held by each US Stockholder (other than Securities that have been previously registered and sold pursuant to an effective registration statement under the Securities Act) shall bear a legend which shall state:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or pursuant to any state securities laws. The securities have been acquired for investment and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption therefrom.”
          (d) All certificates representing Securities held by each Non-US Stockholder (other than Securities that have been previously registered and sold pursuant to an effective registration statement under the Securities Act) shall bear a legend which shall state:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the applicable securities law of any state of the United States or any other jurisdiction and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended, pursuant to registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from such registration and no hedging transactions may be engaged in with regard to the Common Stock, except in compliance with the Securities Act of 1933, as amended. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act of 1933, as amended.”
          (e) Any attempt to Transfer any Security by a Director which is not in accordance with this Agreement shall be null and void and the Company agrees that it will not cause, permit or give any effect to any Transfer of any Securities to be made on its books and records unless such Transfer is permitted by this Agreement and has been made in accordance with the terms hereof.
          (f) Each Director agrees that it will not effect any Transfer of Securities unless such Transfer is a Permitted Transfer and is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act or pursuant to Rule 144 or Rule 144A promulgated under the Securities Act and (ii) in accordance with all applicable Laws (including, without limitation, all securities Laws).
     Section 2.2 Permitted Transfers.
          (a) Notwithstanding anything to the contrary contained herein and subject to Sections 2.2(b) and 2.2(c), a Director may at any time effect any of the following Transfers (each a “Permitted Transfer”, and each transferee of such Director in respect of such Transfer, a “Permitted Transferee”):
     (i) any Transfer of any or all Securities held by a Director following such Director’s death by will or intestacy to such Director’s legal representative, heir or legatee;
     (ii) any Transfer of any or all Securities held by a Director as a gift or gifts during such Director’s lifetime to such Director’s spouse, children, grandchildren or a trust or other legal entity for the exclusive benefit of such Director or any one or more of the foregoing;
     (iii) any Transfer of any or all Securities held by a Director to any Affiliate of such Director; provided, that any such Affiliate shall Transfer such Securities to the Director from whom the Securities were originally received or acquired within five (5) calendar days after ceasing to be an Affiliate of such Director;
     (iv) any Transfer, occurring on or after the first (1st) anniversary of the date hereof, of any or all Common Stock that, together with all prior Transfers of Common Stock (A) by the transferring Director to the Company pursuant to clause (viii) below and (B) by the transferring Director or by any transferee of such transferring Director under clause (ii) or (iii) above, equals not more than 40% of the Common Stock acquired by the transferring Director pursuant to the Purchase Agreement, as listed opposite such

Director’s name on Schedule I attached hereto; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (v) any Transfer, occurring on or after the second (2nd) anniversary of the date hereof, of any or all Common Stock that, together with all prior Transfers of Common Stock (A) by the transferring Director to the Company pursuant to clause (viii) below and (B) by the transferring Director or by any transferee of such transferring Director under clause (ii) or (iii) above or pursuant to Section 2.2(a)(iv), equals not more than 80% of the Common Stock acquired by the transferring Director pursuant to the Purchase Agreement, as listed opposite such Director’s name on Schedule I attached hereto; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (vi) any Transfer, occurring on or after the third (3rd) anniversary of the date hereof, of any or all of the remaining Securities held by the transferring Director from time to time; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (vii) any Transfer by a Terminated Director, occurring on or after the fifth (5th) anniversary of the date hereof, of any or all of the remaining Securities held by the transferring Director from time to time; and
     (viii) any Transfer to the Company of any or all of the Common Stock deposited by a Director with the Escrow Agent pursuant to the Escrow Agreement, in connection with a claim for indemnification made by the Company pursuant to the Purchase Agreement.
     (ix) For the avoidance of doubt, restrictions on Transfer by the Terminated Director set forth in clauses (iv), (v) and (vi) above shall not apply in case the Director (a) is terminated for grounds other than as provided for in Chapter 7, Section 2 of the Finnish Employment Contracts Act or dismissed without notice due to Director’s willful acts which seriously hurt the interests of the Company or its Subsidiaries, or (b) gives a termination notice due to a reason attributable to a material breach by the Company or such Subsidiary of any employment agreement between such Director and the Company or such Subsidiary.
          (b) In any Transfer referred to above in clauses (i), (ii) or (iii) of Section 2.2(a), the Permitted Transferee shall agree in writing to be bound by all of the provisions of this Agreement, shall execute and deliver to the Company a counterpart to this Agreement, and shall hold all such Securities as a “Director” hereunder as if such Permitted Transferee was an original signatory hereto and shall be deemed to be a party to this Agreement.
          (c) Notwithstanding anything to the contrary contained in this Agreement, none of the Directors shall sell any Securities other than during any period when the directors and officers of the Company and its Subsidiaries are not prohibited from selling Securities pursuant to the written policies and procedures of the Company governing transfers of Securities by such officers and directors as may be in effect from time to time and as such policies and procedures are otherwise applicable to any such Director.
     Section 2.3 Selling Restriction.
          (a) None of the Other Stockholders shall, voluntarily or involuntarily, directly or indirectly, Transfer any Securities, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a Transfer to any Person during the three (3)-month period following the Closing Date, except pursuant to Section 2.3(b).
          (b) The Sellers’ Representatives (as such term is defined in the Purchase Agreement), on behalf of all Other Stockholders who desire to sell any Registrable Securities during three (3)-month period following the Closing Date, shall inform the Company in writing no later than on the Closing Date of the number of shares that all Other Stockholders desire to sell during such period, which sales shall be conducted in an orderly fashion through a single broker acting as agent for the Other Stockholders. The Company shall use its commercially reasonable efforts to introduce such Other Stockholders to a broker-dealer or market maker satisfactory to the Sellers’ Representatives (it being agreed that each of Deutsche Bank and Morgan Stanley are satisfactory) that can sell, as agent for the Other Stockholders, such Common Stock pro rata into the market upon receiving instructions from the Sellers’ Representatives regarding such sale and at such time as such broker-dealer or market maker deems appropriate and advisable, in light of then current stock market conditions and in accordance with the instructions received from the Sellers’ Representatives, provided that (i) the sales represent less than 20% of the trading volume of the Common Stock on any trading day, (ii) all sales on a single trading day are made using one broker and (iii) the sales are made at times and on days that are determined by the Sellers’ Representatives. The Other Stockholders shall pay all the fees, expenses and commissions of such broker-dealers and market makers. After the expiration of such three (3)-month period, each Other Stockholder shall be free to sell any Common Stock in a manner deemed appropriate by such Other Stockholder and in compliance with this Agreement and applicable laws.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (provided that the representations and warranties in Section 3.1(b) below are hereby made only by the Directors) hereby severally represents and warrants to the Company as follows:
          (a) Neither the execution and delivery by such Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof, will conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) any judgment or law applicable to such Stockholder, (ii)

any contract to which such Stockholder is a party or by which any of its assets or property are bound, or (iii) the constitutional documents of such Stockholder.
          (b) Each of the Directors understands, with respect to the Common Stock being issued to such Director pursuant to the terms of the Purchase Agreement, that (i) the offer, sale and distribution of such Common Stock has not been registered under the Securities Act or the securities or “blue sky” laws of any jurisdiction and such Common Stock is issued by reason of specific exemptions from registration under the provisions thereof which depend, in part, upon the investment intent of such Director and upon the representations made by such Director in this Agreement, (ii) such Common Stock cannot be offered, sold or transferred unless it is registered and/or qualified under the Securities Act and any other applicable securities and “blue sky” laws, or is exempt from such qualification or registration, and the provisions of this Agreement have been complied with, (iii) there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” laws or regulations will be available, or if available, that such exemption will allow such Director to dispose of or otherwise Transfer any or all of such Common Stock in the amounts or at the times such Director may propose, (iv) the Company has no obligation or present intention of registering such Common Stock, and (v) the Company is relying upon the representations, warranties and agreements made by such Director in this Agreement.
          (c) Such Stockholder is familiar with the terms and provisions of this Agreement. Such Stockholder hereby represents and acknowledges that it has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. Such Stockholder hereby agrees to be bound by all of the terms and provisions of this Agreement applicable to such Stockholder.
          (d) Such Stockholder (i) in case of a US Stockholder, has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement; and (ii) is able to bear the economic risk of the investment in the Common Stock for an indefinite period of time.
          (e) Unless one asterisk (*) or two asterisks (**) is set forth next to such Stockholder’s name on Schedule I attached hereto, such Stockholder is not a “US Person” as defined in Rule 902 of Regulation S.
     Section 3.2 Additional Representations and Warranties of the US Stockholders. In addition to the representations and warranties set forth in Section 3.1, each US Stockholder hereby severally represents and warrants to the Company as follows:
          (a) Such US Stockholder is acquiring the Common Stock for its own account for investment and not with a view to, or offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Common Stock in violation of U.S. federal or state securities Laws.

          (b) Such US Stockholder represents that neither the Company nor any Person acting on its behalf, has offered to sell or sold the Common Stock (or any other Securities of the Company) to such US Stockholder by means of any form of general solicitation or general advertising.
          (c) Such US Stockholder (i) has been provided with access to all information concerning the Common Stock, the Company and its Subsidiaries, as such US Stockholder has requested and has had an opportunity to ask questions of, and to receive answers from, management of the Company and to obtain such additional information concerning the Common Stock, the Company and its Subsidiaries as such US Stockholder deems necessary in connection with its acquisition of the Common Stock; and (ii) fully understands the nature, scope and duration of the limitations applicable to the Common Stock.
          (d) At the time such US Stockholder was offered the Common Stock, and as of the date hereof and as of the Closing Date such US Stockholder was and will be, either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the Company is relying upon such representation and warranty or (ii) a Non-Accredited US Stockholder and received or will receive the information specified in Rule 502(b) under the Securities Act.
          (e) Such US Stockholder is not party to any contract or agreement, including any voting trust or other voting arrangement, whereby any of the Common Stock or any interest therein is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred.
     Section 3.3 Additional Representations and Warranties of the Non-US Stockholders. In addition to the representations and warranties set forth in Section 3.1, each Non-US Stockholder hereby severally represents and warrants to the Company as follows:
          (a) Such Non-US Stockholder (i) has his, her or its principal address outside the United States, and (ii) was located outside the United States at the time any offer to sell the Common Stock was made to such Non-US Stockholder and at the Closing.
          (b) Such Non-US Stockholder understands, certifies and agrees that such Non-US Stockholder (i) is not a U.S. person (as defined in Rule 902(k) under the Securities Act) and is not acquiring the Common Stock for the account or benefit of any U.S. person, (ii) is acquiring the Common Stock in an offshore transaction within the meaning of and in accordance with Rules 901 and 903 of Regulation S (“Regulation S”) promulgated under the Securities Act, (iii) is not acquiring, and has not entered into any discussions regarding such Non-US Stockholder’s acquisition of, the Common Stock while such Non-US Stockholder was in the United States or any of its territories or possessions, (iv) is familiar with the rules and restrictions set forth in Regulation S and has not undertaken and will not undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Common Stock, (v) will not engage in hedging transactions with regard to the Common Stock, except in compliance with the Securities Act, and (vi) is not a

“distributor” within the meaning Rule 902(d) under the Securities Act with respect to the Common Stock.
ARTICLE IV
Intentionally Omitted.
ARTICLE V
REGISTRATION OF THE REGISTRABLE SECURITIES; OTHER MATTERS
     Section 5.1 Shelf Registration Statement.
          (a) Not later than one (1) Business Day after the Closing Date, each of the Other Stockholders shall furnish to the Company a completed Selling Securityholder Questionnaire, the form of which is attached hereto as Exhibit A (the “Selling Securityholder Questionnaire”), containing the information required for use in the preparation of the Shelf Registration Statement. The Company shall prepare the Shelf Registration Statement reflecting, among other things, the information contained in the Selling Securityholder Questionnaires provided to the Company by the Other Stockholders not later than one Business Day after the Closing Date. If during the Shelf Registration Period (as defined below) any event with respect to either an Other Stockholder or any Affiliate of an Other Stockholder shall occur which is required at that time to be described in the Shelf Registration Statement or the prospectus included therein and is not already so described therein, such Other Stockholder shall promptly notify the Company. Not later than three (3) Business Days after the Closing Date, the Company shall file with the SEC the Shelf Registration Statement to cover the registration of the Registrable Securities for resale by the Other Stockholders that have furnished to the Company the Selling Securityholder Questionnaire not later than one Business Day after the Closing Date, and the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC. Thereafter, the Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) when each Other Stockholder is able to sell all of their Registrable Securities without volume, manner of sale and availability of current public information restrictions under Rule 144, and (ii) when each Other Stockholder has sold all of its Registrable Securities pursuant to such Shelf Registration Statement (the “Shelf Registration Period”). Notwithstanding the foregoing, the Company shall have the right to (i) suspend the use of the Shelf Registration Statement from the time of the filing by the Company of any post-effective amendment thereto until such time as such post-effective amendment has been declared effective by the SEC, or (ii) delay the effectiveness of the Shelf Registration Statement if the financial statements or other information of The Switch Engineering Oy or the Other Stockholders required to be included therein pursuant to the applicable requirements of the Securities Act are not available, or (iii) suspend the use of, the Shelf Registration Statement for not more than forty-five (45) Business Days in the aggregate during any 12-month period (a “Suspension Period”) if, in the case of clause (iii), (x) the Company is engaged in a material activity or transaction or preparations for a material activity or transaction that the Company desires to keep confidential for business reasons and the Company determines in good faith that the disclosure of such activity, transaction or preparations would otherwise be required by disclosure requirements under the Securities Act, and (y) the Company provides the Other Stockholders with written notice of such suspension (a “Suspension Notice”). The Company shall use its commercially reasonable efforts to have the Shelf Registration Statement declared effective by the SEC and to lift any such suspension as promptly as practicable after a condition specified in clause (ii) or (iii)(x) above is no longer applicable, as applicable. The Stockholders agree to treat and keep the existence of any such delay or suspension confidential. If the Company suspends the use of the Shelf Registration Statement, the Other Stockholders shall immediately cease Transfers of shares pursuant thereto upon the receipt of the Suspension Notice. The Company shall promptly notify the Other Stockholders when the Shelf Registration Statement may once again be used. Prior to the expiration of the Shelf Registration Period, each Other Stockholder shall notify the Company of each Transfer of Registrable Securities within ten Business Days of such Transfer. Not later than one (1) Business Day after the Shelf Registration Statement is declared effective by the SEC, the Company shall cause its counsel (which may be its internal counsel) to issue a blanket opinion (the “Blanket Opinion”) to the Company’s transfer agent stating that the Registrable Securities covered by the Shelf Registration Statement are subject to an effective registration statement and, when transferred in a transaction covered by the Shelf Registration Statement, can be issued free of any restrictive legend(s).
          (b) During the Shelf Registration Period, the Company shall, other than during a Suspension Period, (i) as promptly as practicable, prepare and file with the SEC such post-effective amendments to the Shelf Registration Statement, as may be necessary to keep the Shelf Registration Statement continuously effective and available for the resale of the Registrable Securities by the Other Stockholders during the Shelf Registration Period; (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the SEC pursuant to Rule 424 under the Securities Act; and (iii) use its commercially reasonable efforts to comply with the provisions of the Securities Act applicable to the disposition of Registrable Securities covered by the Shelf Registration Statement during the Shelf Registration Period in accordance with the intended methods of disposition by the Other Stockholders set forth in such Shelf Registration Statement as so amended or such prospectus as so supplemented. The Company shall use its commercially reasonable efforts to respond to any and all comments received from the SEC with respect to the Shelf Registration Statement and to provide to the Sellers’ Representatives on behalf of the Other Stockholders true and complete copies of all correspondence from and to the SEC relating to the Shelf Registration Statement. The Stockholders agree to treat and keep such comments (and the existence of any such comments) confidential until such time as the comments are made publicly available by the SEC.
          (c) The Company shall use its commercially reasonable efforts to obtain the withdrawal, at the earliest possible time, of an order suspending the effectiveness of the Shelf Registration Statement, if applicable.

          (d) The Other Stockholders acknowledge that the Company is required to maintain the accuracy of the information included in the Shelf Registration Statement, including information contained in the prospectus included therein. To the extent required to comply with the Securities Act, the Other Stockholders shall promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that the Shelf Registration Statement and the prospectus included therein shall not contain, with respect to such Other Stockholder, an untrue statement of material fact or omit to state a fact necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading.
     Section 5.2 Registration Procedures.
          (a) In connection with the Company’s obligations with respect to the registration of the Registrable Securities, the Company shall during the Shelf Registration Period:
               (i) promptly notify the Other Stockholders and confirm such advice in writing, (A) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, or (B) that the Shelf Registration Statement or prospectus included therein contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading; and
               (ii) unless available on EDGAR, deliver to the Other Stockholders as many copies of the prospectus relating to the Registrable Securities and any amendment or supplement thereto in conformity with the requirements of the Securities Act, as such Other Stockholders may reasonably request, to permit such Other Stockholders to satisfy the prospectus delivery requirements of the Securities Act.
          (b) In the event that the Company would be required, pursuant to Section 5.2(a)(i)(B), to notify the Other Stockholders, the Company shall prepare and furnish to the Other Stockholders a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of the Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading. The Other Stockholders agree that upon receipt of any notice from the Company pursuant to Section 5.2(a)(i)(B), they shall forthwith discontinue the disposition of the Registrable Securities until they shall have received copies of such amended or supplemented prospectus, and if so directed by the Company, the Other Stockholders shall deliver to the Company all copies, other than permanent file copies, then in their possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.

          (c) The Company may require the Other Stockholders to furnish to the Company such information regarding the Other Stockholders and their intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order to comply with the Securities Act; provided that the Company shall not be required to amend or supplement the Shelf Registration Statement or the prospectus contained therein to permit the resale by the Other Stockholders of Registrable Securities in an underwritten offering. Each Other Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Other Stockholder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Other Stockholder or such Other Stockholder’s intended method of distribution of such Registrable Securities or omits or would omit to state any material fact regarding such Other Stockholder or such Other Stockholder’s intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Other Stockholder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading.
     Section 5.3 Indemnification; Contribution.
          (a) The Company agrees to indemnify and hold harmless each Other Stockholder holding Registrable Securities, the Affiliates, directors, officers, employees, members, managers and agents of each such Other Stockholder and each Person who controls any such Other Stockholder within the meaning of either the Securities Act or the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof), including, without limitation, any legal or other expenses, reasonably incurred in connection with defending or investigating any such action or claim, to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities Laws, or upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Other Stockholder specifically for inclusion therein including, without limitation, any notice and questionnaire, (ii) out of sales of Common Stock made during a Suspension Period or (iii) to the extent that a prospectus or Free Writing Prospectus relating to the Registrable Securities was required to be delivered by the Other Stockholder under the Securities Act, out of or is caused by such Other Stockholder’s failure to deliver a copy of any preliminary, final or summary prospectus or Free Writing Prospectus, or any amendments thereof or supplements thereto, at or prior to the written confirmation of the sale of Registrable Securities and if the prospectus or the Free Writing Prospectus, or any amendments thereof or supplements thereto, would have cured the defect giving rise to such losses, claims, damages, liabilities and expenses, and after the Company has furnished such Indemnified Party with a sufficient number of copies of the same.
          (b) Each Other Stockholder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities Laws, upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package, or any Other Stockholder Free Writing Prospectus, preliminary, final or summary prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance on and in conformity with any written information relating to such Other Stockholder furnished to the Company by or on behalf of such Other Stockholder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Other Stockholder pursuant to this Section 5.3(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions, if any) received by such Other Stockholder upon the sale of the Registrable Securities to which such registration statement or prospectus relates.
          (c) Promptly after receipt by an indemnified party under this Section 5.3 of notice of the commencement of any action or proceeding (including governmental investigation), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.3, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve it from liability under Section 5.3(a) or Section 5.3(b) unless and to the extent such action and such failure results in material prejudice to the indemnifying party. If any such claim, action or proceeding shall be brought against the indemnified party and it notifies the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel satisfactory to the indemnifying party if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would, in the reasonable judgment of the indemnified party, present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party, based on advice of counsel to the indemnified party, shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after written notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 5.3 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party in writing. No indemnifying party, in the defense of any such claim or litigation, shall, except with the written consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
          (d) In the event that the indemnity provided in Section 5.3(a) or Section 5.3(b) is unavailable to an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the

Other Stockholders on the other hand from the transactions contemplated by the Purchase Agreement and this Agreement. If, however, this allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Other Stockholders on the other hand from the transactions contemplated by the Purchase Agreement and the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.3(d) were determined by pro rata allocation (even if the Other Stockholders or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.3(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5.3(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.3(d), no Other Stockholder shall be required to contribute any amount in excess of the net proceeds (after deducting underwriters’ discounts and commissions, if any) received by such Other Stockholder upon the sale of the Registrable Securities. Notwithstanding the provisions of this Section 5.3(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (e) The agreements contained in this Section 5.3 shall survive the sale of the Registrable Securities by the Other Stockholders and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement after the Closing.
     Section 5.4 Other Matters.
          (a) The Company covenants that for so long as the Company is otherwise required to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing pursuant to the Exchange Act and to submit electronically and post on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T in connection therewith. If the Company is not then required to file reports pursuant to the Exchange Act, it shall use its commercially reasonable efforts to prepare and furnish to the Stockholders and make publicly available in accordance with Rule 144(c) such information as is required for the Stockholders to sell the Common Stock under Rule 144 promulgated under the Securities Act. The Company further covenants that it shall use its commercially reasonable efforts to take such further action as any Stockholder may reasonably request, to the extent required from time to time to enable the Stockholders to sell such Common Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.
          (b) Upon the calculation of the number of shares of Common Stock issuable to the Directors and Other Stockholders in accordance with Section 4.2(a) of the Purchase Agreement, the Company and the Sellers’ Representatives shall complete Schedule I attached hereto by listing the number of shares of Common Stock to be issued to each Director and Other Stockholder at the Closing opposite such Stockholder’s name on Schedule I attached hereto.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Entire Agreement. This Agreement, including the schedules hereto and any other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 6.2 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 6.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
     Section 6.4 Notices. Any notice or other communication required or permitted under this Agreement, which all shall be in the English language, shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service and (v) e-mail with e-mail acknowledgement of receipt to the party in question, in each case addressed as follows:
If to the Company, to:
American Superconductor Corporation
64 Jackson Road
Devens, MA 01434
Attention: John Powell, General Counsel
Telephone: 978-842-3539

Facsimile: 978-842-3530
E-mail: jpowell@amsc.com
and if to any of the Stockholders, to the addresses, facsimile numbers or e-mail addresses set forth opposite each of their names on Schedule I attached hereto; or such other addresses, numbers or e-mail addresses as shall be furnished in writing by any such party.
     Section 6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors and Permitted Transferees. Any or all of the rights of a Stockholder under this Agreement may be assigned or otherwise conveyed by any Stockholder only in connection with a Transfer of Securities which is in compliance with this Agreement.
     Section 6.6 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
     Section 6.7 Resolution of Disputes. All disputes under this Agreement shall be resolved in accordance with the procedures described in Section 12.9 of the Purchase Agreement.
     Section 6.8 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
     Section 6.9 Amendments; Waivers. (a) No provision of this Agreement contained in Article II hereof or in the definitions of any defined terms used in Article II may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Directors, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely affect the rights or obligations of any Director (i) in a manner different from any other Director and disproportionately adverse to any Director or (ii) specifically granted to or imposed upon such Director but not to or upon all other Directors, in each case without such Director’s prior written consent.
          (b) No provision of this Agreement contained in Sections 5.1 to 5.3 hereof or in the definitions of any defined terms used in such Sections may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Other Stockholders, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely affect the rights or obligations of any Other Stockholder (i) in a manner different from any other Other Stockholder and disproportionately adverse to any Other Stockholder or (ii) specifically granted to or imposed upon such Other Stockholder but not to or upon all other Other Stockholders, in each case without such Other Stockholder’s prior written consent.

          (c) Except for the provisions of Article II and the definitions of any defined terms used therein, which shall be governed by Section 6.9(a), and the provisions of Sections 5.1 to 5.3 and the definitions of any defined terms used therein, which shall be governed by Section 6.9(b), no other provision of this Agreement and the definitions of any defined terms used therein may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Stockholders, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely affect the rights or obligations of any Stockholder (i) in a manner different from any other Stockholder and disproportionately adverse to any Stockholder or (ii) specifically granted to or imposed upon such Stockholder but not to or upon all other Stockholders, in each case without such Stockholder’s prior written consent.
          (d) Notwithstanding anything set forth in this Section 6.9 to the contrary, (i) no amendment or modification to, or deletion of, this Section 6.9 shall be effective unless unanimously approved by all of the Stockholders, (ii) the addition of parties to this Agreement in accordance with its terms shall not be deemed to be an amendment, modification or waiver requiring the consent of any Stockholder, and (iii) the completion of Schedule I by the Company and the Sellers’ Representatives in accordance with Section 5.4(b) shall not be deemed to be an amendment, modification or waiver requiring the consent of any Stockholder.
     Section 6.10 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 6.11 Specific Performance. Each of the Company and each Stockholder agrees that irreparable damages would occur to the Company or such Stockholder, as the case may be, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company and each Stockholder shall be entitled to seek an injunction or injunctions to prevent actual breaches of this Agreement by the Company or the Stockholders, as the case may be, and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to having any other remedies to which the Company or such Stockholder is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.
     Section 6.12 Expenses. The Company shall bear all fees and expenses incurred in connection with the performance of its obligations under Sections 5.1 and 5.2.
     Section 6.13 Termination. This Agreement shall automatically terminate and be void ab initio immediately upon termination of the Purchase Agreement in accordance with its terms.
* * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION
By:
Name:
Title:

POWER FUND I KY	POWER FUND II KY

Veijo Karppinen	Jarmo Saaranen

VACON PLC

Vesa Laisi

START FUND I KY

Henri Grundstén	Jukka-Pekka Mäkinen

Dag Sandås	Pertti Kurttila

Reijo Takala	Jari Kemppi

Anders Troedson	Jukka Rantanen

Veijo Karppinen
As attorney-in-fact for the following parties hereto:

Ahonen Mikko	Ahvo Risto

Ala Milla	Alamäki Jarmo

Alho Timo	Autio Pekka

Backlund Marcus	Baoquan Liu

Black Paul	Groshev Sergey

Hao Jixiang	Heinonen Seppo

Hermunen Pekka	Hertsbacka Henna

Hewitt Simon	Huppunen Jussi

Hämäläinen Mikko	Ikonen Mika

Isotalo Esko	Jaaksi Lilja

Jantunen Mika	Kalervo Pasi

Kankaala Kari	Koiranen Johanna

Korhonen Ari	Koskela Mika

Koskela Pasi	Koskinen Mona

Koskiniemi Kari	Kristola Marko

Laukkanen Jorma	Lewing Raimo

Lipsanen Anssi	Lipsanen Esa

Munkki Marianne	Mäkynen Arto

Mäntylä Mika	Niemelä Hanna

Nummi Ulla-Riitta	Nykänen Päivi

O´ Reilly Tom	Ollila Harri

Paakkunainen Jussi	Partinen Janne

Pesonen Veli	Pirkola Sami

Pohtola Janne	Puranen Jussi

Pyrhönen Juha	Pyrhönen Olli

Rajala Arita	Ranta Marina

Raunio Mari-Lotta	Reinilä Juha

Rönnlund Kaj	Salmela Marko

Schreiber Dejan	Semikron International GmbH

Silventoinen Pertti	Suutarinen Ari

Söderman Kim	Turku Tuula

Törmänen Pasi	Wainio Sami

Vallinmäki Alpo	Vallinmäki Sari

Vepsäläinen Jari	Westerberg Anders

Yli-Mutka Pekka	Zhao Ti

Schedule I
STOCKHOLDERS1
Directors

Name of Director	Number of Shares	Notice Address
Jukka-Pekka Mäkinen		Taulutie 12 C, FI-00680 HELSINKI

Dag Sandås		Hovioikeudenpuistikko 11 A 10, FI-65100 VAASA

Pertti Kurttila		Radiotie 14, FI-65370 VAASA

Reijo Takala		Airopolku 3, FI-40420 JYSKÄ

Jari Kemppi		Nikkarinkatu 29, FI-15500 LAHTI

Jukka Rantanen		Vasaroisenkatu 3 C, FI-15900 LAHTI

Anders Troedson**		19780 W. Imperial Ct., New Berlin, WI 53146, USA
Other Stockholders

Name of Other Stockholder	Number of Shares	Notice Address
Power Fund I Ky		c/o VNT Management Oy, Alatori 1 B, FI-65100 VAASA

Semikron International GmbH		Sigmundstrasse 200 D-90431 NURENBERG

Vacon Oyj		PL 25, FI-65381 VAASA

Start Fund I Ky (Tesi)		c/o Suomen Teollisuussijoitus Oy Kalevankatu 9 A, FI-00100 HELSINKI

[1]	(*) indicates such Person is a US Stockholder. (**) indicates such Person is a Non-Accredited US Stockholder, i.e., a US Stockholder who is not an “accredited investor” under Rule 501.

Name of Other Stockholder	Number of Shares	Notice Address
Zhao Ti		No 1302, unite 1, 58 Building, YUANYANGTIANDI, Chaoyang, Beijing, 100025,P,R,CHINA

Kaj Rönnlund		Villavägen 33, FI-65280 VASA

Veli Pesonen		Hallalantie 47, FI-36200 KANGASALA

Pasi Törmänen		Satulatie 20, FI-65230 VAASA

Power Fund II		c/o VNT Management Oy, Alatori 1 B, FI-65100 VAASA

Harri Ollila		Hirsikalliontie 22 B, FI-02170 ESPOO

Alpo Vallinmäki		Gerbyntie 71, FI-65230 VAASA

Sari Vallinmäki		Gerbyntie 71, FI-65230 VAASA

Dejan Schreiber		Pirckheimerstrasse 49 D-90408 NURENBERG

Jussi Huppunen		Tapparakuja 1 B 1, FI-01700 VANTAA

Jarmo Alamäki		Välikatu 27, FI-53200 LAPPEENRANTA

Esko Isotalo		Raastuvankatu 1 B 21, FI-65100 VAASA

Arto Mäkynen		Karhuntie 4 as. 3, FI-65350 VAASA

Ari Suutarinen		Huvilatie 26, FI-65230 VAASA

Marina Ranta		Levoninkatu 16 as 7, FI-65200 VAASA

Olli Pyrhönen		Suokankaankatu 6, FI-53850 LAPPEENRANTA

Ari Korhonen		Häyhänniementie 25, FI-53850 LAPPEENRANTA

Mika Jantunen		Valokaarenkatu 10 as. 1, FI-65320 VAASA

Juha Pyrhönen		Mäyränkatu 31, FI-53850 LAPPEENRANTA

Name of Other Stockholder	Number of Shares	Notice Address
Tom O´ Reilly **		33 North Pepperell Road US-Hollis, NH 03049, USA

Milla Ala		Länkitie 10, FI-65230 VAASA

Marianne Munkki		Länsirinteentie 28, FI-66510 MERIKAARTO

Marko Kristola		Slottintie 23 FI-65280 VAASA

Marko Salmela		Kiskottajankuja 2 A 9, FI-02660 ESPOO

Paul Black		Room 1907, Tower B, Tianyuangang Center, No.2C, North Dongsanhuan, Chaoyang District,100027

Kim Söderman		Hiekkaharjuntie 56, FI-02400 KIRKKONUMMI

Pasi Koskela		Hevoshaantie 4 E 5, FI-65230 VAASA

Pekka Yli-Mutka		Laippakatu 2 C 18, FI-65320 VAASA

Jorma Laukkanen		Tanhuantie 10 F, FI-53920 LAPPEENRANTA

Sami Wainio		Haapaniementie 8, FI-65370 VAASA

Jari Vepsäläinen		Fintrade Mercer 1709 Nan Fung Tower, 173 Des Voeux Road Central, HONGKONG

Tuula Turku		Liljankatu 10, FI-53810 LAPPEENRANTA

Pertti Silventoinen		Jänönkatu 5 A, FI-53850 LAPPEENRANTA

Pasi Kalervo		Rantakatu 26 C 37, FI-65100 VAASA

Hanna Niemelä		Minkinkatu 21, FI-53850 LAPPEENRANTA

Seppo Heinonen		Rusnarinkatu 19, FI-65230 VAASA

Janne Pohtola		Härkäluhdantie 8, FI-66400 LAIHIA

Juha Reinilä		Kuokkamiehentie 7, FI-65300 VAASA

Name of Other Stockholder	Number of Shares	Notice Address
Anders Westerberg		Danilssidsvägen 129, FI-66560 ÖSTERHANKMO

Johanna Koiranen		Huutoniementie 55D, FI-65320 VAASA

Mari-Lotta Raunio		Luuvantie 1 A 2, FI-02620 ESPOO

Esa Lipsanen		Strömbergintie 8 C 80, FI-00380 HELSINKI

Raimo Lewing		Puintikuja 6, FI-02620 ESPOO

Risto Ahvo **		120 Coliseum Ave. unit 303, Nashua, 03063, NH,USA

Mika Mäntylä		Nupputie 16, FI-65280 VAASA

Sami Pirkola		Käpypolku 2, FI-65280 VAASA

Liu Baoquan		C3267, No.86 Beiyuan Rd, Chaoyang District Beijing, CHINA, 100101

Lilja Jaaksi		Tiilitehtaankatu 23 B 15, FI-65100 VAASA

Sergey Groshev		Facul.Of Tech./Dep.Elect.Engin, P.O.Box 20, FI-53810 LAPPEENRANTA

Mikko Hämäläinen		Silakatu 6, FI-53500 LAPPEENRANTA

Jussi Puranen		Tervahaudankatu 3 as 7, FI-53850 LAPPEENRANTA

Kari Koskiniemi		Nyviksvägen 72, FI-65410 SUNDOM

Simon Hewitt		Toinen Linja 23 A 33, FI-00530 HELSINKI

Mikko Ahonen		Museonrannantie 4, FI-66400 LAIHIA

Arita Rajala		Karjakonkatu 6, FI-65370 VAASA

Janne Partinen		Vaihekatu 2 B 23, FI-65320 VAASA

Mika Koskela		Tojalantie 111, FI-66400 LAIHIA

Mona Koskinen		Katajatie 3, FI-66400 LAIHIA

Name of Other Stockholder	Number of Shares	Notice Address
Jixiang Hao		Ratavallintie 26 H 59, FI-00720 HELSINKI

Anssi Lipsanen		Jousimiehenkatu 10 a as 3, FI-53850 LAPPEENRANTA

Pekka Hermunen		Tuohimäentie 100 G, FI-00670 HELSINKI

Henna Hertsbacka		Gerbyn Rantatie 3 C 6, FI-65280 VAASA

Timo Alho		Aronkyläntie 1 B4, FI-66400 LAIHIA

Päivi Nykänen		Höysäläntie 41, 66440 TERVAJOKI

Marcus Backlund		Västeråkersvägen 2 B 1, FI-65630 KARPERÖ

Mika Ikonen		Koulukatu 66-68 C 32, FI-65100 VAASA

Ulla-Riitta Nummi		Nöötöntie 78, FI-65610 MUSTASAARI

Kari Kankaala		Vapaudenkatu 20 A 6, FI-40100 JYVÄSKYLÄ

Jussi Paakkunainen		Klemetinkatu 11 a 1, FI-65100 VAASA

Pekka Autio		Kopelonkatu 1 C 12, FI-65370 VAASA

EXHIBIT 3

FORM OF PROMISSORY NOTE
AMERICAN SUPERCONDUCTOR CORPORATION (“Purchaser”) will pay to private persons, corporations and private equity funds listed in Appendix A (“Sellers”) the Principal Amount (as defined below) on the following terms:
1	Principal Amount

The principal amount shall be an amount of EUR [•] equalling to the Shortfall Amount as defined in the Share Purchase Agreement (the “Agreement”) entered into by and between Purchaser and Sellers on March 12, 2011, and as amended on June 29, 2011 (the “Principal Amount”).

2	Interest

2.1	Interest shall accrue on the outstanding Principal Amount at the rate of five percent (5%) per annum from and including the date of this promissory note until and including the Maturity Date (as defined below).

2.2	Interest shall be paid on a quarterly basis in arrears on the last business day of the relevant quarter, with the first interest payment date occurring on [•], 2011, to Sellers’ joint bank account designated by Sellers.

2.3	Purchaser may, in its sole discretion, elect to defer, in whole or in part, any interest payment (a “Deferred Payment”) on the outstanding Principal Amount. Each amount of Deferred Payment shall be added to the Principal Amount.

3	Maturity

The whole outstanding Principal Amount with any accrued but unpaid interest shall become due and payable on the first (1st) business day in Finland after the first anniversary of the date of this promissory note (the “Maturity Date”). On the Maturity Date, Purchaser shall pay the outstanding Principal Amount and any accrued but unpaid interest thereon to Sellers’ joint bank account designated by Sellers.

4	Prepayment

Purchaser may, in its sole discretion, elect to prepay all or a part of the outstanding Principal Amount together with any accrued but unpaid interest at any time prior to the Maturity Date without any additional costs.

5	Assignment by Sellers

Sellers shall have no right to assign or pledge any rights under this promissory note.

6	Pari Passu Ranking

The Principal Amount and any accrued but unpaid interest thereon shall constitute unsecured obligations of Purchaser, ranking pari passu with other unsecured obligations of Purchaser.

7	Sellers Representatives

Sellers shall be represented by the Sellers’ Representatives (as defined in the Agreement) in respect of this promissory note.

8	Governing Law and Dispute Resolution

8.1	This promissory note shall be governed by and construed in accordance with the substantive laws of Finland.

8.2	Any dispute arising out of or relating to this promissory note shall be finally settled by arbitration in accordance with the Arbitration Rules of the Stockholm Chamber of Commerce. The Arbitration Tribunal shall consist of three (3) arbitrators, one (1) to be appointed by Purchaser, one (1) by Sellers and one (1) arbitrator, serving as the chairman, by the two arbitrators so appointed. Failing the appointment of an arbitrator or the chairman, the arbitrator or the chairman, as the case may be, shall be appointed by the Arbitration Board of the Stockholm Chamber of Commerce. The arbitration shall be held in Stockholm, Sweden and the arbitral proceedings shall be conducted in the English language, but evidence may be submitted also in Finnish and/or Swedish and witnesses heard in any of the said languages.
_________________________
In [•] on [•], 2011
AMERICAN SUPERCONDUCTOR CORPORATION
_____________________________
[Name]
[Title]

Appendix A
[insert names of Sellers]